Exhibit (g)(2)

INVESTMENT MANAGEMENT AGREEMENT

This INVESTMENT MANAGEMENT AGREEMENT (the “Agreement”) is made this [   ] day of [ ], 2025, by and between the entities set forth on Schedule A hereto, as may be amended from time to time (each, a “Subsidiary” and together the “Subsidiaries”) and HarbourVest Registered Advisers L.P., a Delaware limited partnership (the “Adviser”).

WHEREAS, each Subsidiary is a wholly owned subsidiary of HarbourVest Private Investments Fund (the “Main Fund”), a Delaware statutory trust registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, each Subsidiary wishes to retain the Adviser to provide investment advisory and investment management services to the Subsidiary; and

WHEREAS, the Adviser is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

1. Each Subsidiary hereby appoints the Adviser to act as investment adviser of the Subsidiary for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Each Subsidiary shall at all times keep the Adviser fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. Each Subsidiary shall furnish the Adviser with such other documents and information with regard to its affairs as the Adviser may from time to time reasonably request.

3. (a) Subject to the supervision of the Main Fund and its Board of Trustees (the “Board”), the Adviser shall regularly provide each Subsidiary with investment research, advice, management and supervision and shall furnish a continuous investment program for the Subsidiary’s portfolio of securities and other investments consistent with the applicable investment objectives, policies and restrictions, as stated in the Main Fund’s current Prospectus and Statement of Additional Information, and in accordance with any exemptive orders issued by the Securities and Exchange Commission (“SEC”) applicable to the Subsidiary and any SEC staff no-action letters applicable to the Subsidiary. The Adviser shall determine from time to time what securities and other investments will be purchased (including, as permitted in accordance with this paragraph, unregistered investment funds, holding vehicles or other investment vehicles (“Portfolio Funds”), and direct or indirect (through special purpose vehicles or other entities) equity or debt securities of portfolio companies, swap agreements, options, forwards, futures or other derivatives), retained, sold or exchanged by each Subsidiary and what portion of the assets of the Subsidiary’s portfolio will be held in the various securities and other investments in which such Subsidiary invests, and shall implement those decisions, all subject to the provisions of the Limited Liability Company

Agreement or Limited Partnership Agreement, as applicable, of such Subsidiary (the “Governing Document”), the 1940 Act, and the applicable rules and regulations promulgated thereunder by the SEC and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Main Fund and any exemptive orders and SEC staff no-action letters applicable to such Subsidiary referred to above, and any other specific policies adopted by the Board and disclosed to the Adviser. The Adviser is authorized as the agent of each Subsidiary to give instructions to the custodian of the Subsidiary and any sub-custodian or prime broker or other intermediary as to deliveries of securities and other investments and payments of cash in respect of transactions or cash margin calls or unfunded commitments for the account of the Subsidiary. Subject to applicable provisions of the 1940 Act and direction from the Board, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of each Subsidiary in one or more investment companies or issuers that do not meet, or are excepted from, the definition of investment company under the 1940 Act. The Adviser will place orders pursuant to its investment determinations for each Subsidiary either directly with the issuer, seller or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Subsidiary and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Subsidiary, which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities that the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Adviser’s authority regarding the execution of a Subsidiary’s portfolio transactions provided herein. The Adviser shall also provide advice and recommendations with respect to other aspects of the business and affairs of each Subsidiary, shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to each Subsidiary’s portfolio securities subject to such direction as the Board may provide, and shall perform such other functions of investment management and supervision as may be directed by the Board and agreed to by the Adviser. The Adviser may execute on behalf of the each Subsidiary certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, purchase and sale agreements for Portfolio Fund interests and other assets, transfer agreements, brokerage agreements, clearing agreements, account documentation, futures and option agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments the Adviser believes are appropriate or desirable in performing its duties under this Agreement.

(b) Subject to the direction and control of the Board, the Adviser shall perform or cause to be performed such investment management services as may from time to time be reasonably requested by a Subsidiary as necessary for the operation of the Subsidiary. The Adviser will act as each Subsidiary’s liaison with administrators, subadministrators, custodians, depositories, transfer agents, pricing agents, dividend disbursing agents, financial intermediaries, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons as may reasonably be requested by the Board. Notwithstanding the foregoing, the Adviser shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of the shares of any Subsidiary, nor shall the Adviser be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, fund accounting agent, custodian, shareholder servicing agent or other agent, in each case employed by a Subsidiary to perform such functions.

(c) Each Subsidiary hereby authorizes any entity or person associated with the Adviser, which is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Subsidiary which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Subsidiary hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

4. Subject to the Board’s approval, at the expense of the Adviser and to the extent permitted by any exemptive orders or SEC staff no-action letters applicable to a Subsidiary, the Adviser or the Subsidiary may enter into contracts with one or more investment subadvisers, including without limitation, affiliates of the Adviser, in which the Adviser delegates to such investment subadvisers any or all its duties specified hereunder, on such terms as the Adviser will determine to be necessary, desirable or appropriate, provided that in each case the Adviser shall supervise the activities of each such subadviser and further provided that such contracts impose on any investment subadviser bound thereby all the conditions to which the Adviser is subject hereunder and that such contracts are entered into in accordance with and meet all applicable requirements of the 1940 Act.

5. (a) The Adviser shall oversee the maintenance of all books and records with respect to each Subsidiary’s securities transactions and the keeping of the Subsidiary’s books of account in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that any records that it maintains for any Subsidiary are the property of such Subsidiary, and further agrees to surrender promptly to such Subsidiary any of such records upon such Subsidiary’s request. The Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act. The Adviser shall authorize and permit any of its directors, officers and employees, who may be elected as Board members or officers of the Main Fund or a Subsidiary, to serve in the capacities in which they are elected.

(b) The Adviser will bear and pay the cost of all of the following expenses (“Adviser Expenses”): (i) payroll and other costs of management, administrative and clerical personnel, including, but not limited to, salaries, wages, payroll taxes, bonuses, cost of employee benefit plans and temporary office help expense excluding expenses for Insourced Services (as defined below); (ii) insurance premiums and fees (except for premiums or fees for directors’ and officers’ liability insurance and other insurance protecting the Subsidiary or any indemnified party from liabilities in connection with the affairs of the Subsidiary); (iii) rent, utilities, telephone, office supplies and other office expenses; and (iv) other similar routine administrative expenses.

Each Subsidiary will bear all other expenses to be incurred in its operation (including to the extent such operations are performed by the Adviser or its affiliates), including, without limitation, (i) the Subsidiary’s share of all fees, costs and out-of-pocket expenses (including any legal and other professional fees and expenses and platform fees) incurred by the Subsidiary, the Adviser or its affiliates in connection with the formation of the Subsidiary (including all or a portion of such amounts in respect of the Subsidiary and the development, formation and operation of investment vehicles (including, for the avoidance of doubt, actual or prospective feeder vehicles even if any such feeder vehicle does not admit investors) established to facilitate the investment by certain investors indirectly in the Subsidiary, as well other vehicles through which the Subsidiary makes or holds investments) and the respective general partners or equivalent (if not a partnership) of such entities, the incorporation and registration of such entities (in the United States or otherwise), related regulatory filings (such as Form N-CEN, Form N-PORT and others), any related taxes, the offering and distribution of the interests therein (including jurisdictional legal and tax advice, preparation of disclosures, notifications, translations, publications (including without limitation on a website for regulatory, commercial or other purposes) and registrations for marketing required in various jurisdictions and for certain investors, such share being determined as between the Subsidiary and any such other entity on a basis that the Adviser determines in good faith is appropriate (“Organizational Expenses”); (ii) legal (including without limitation in respect of corporate formalities, such as corporate secretary services and domiciliation services and in respect of potential offering of the Subsidiary to investors in other jurisdictions), accounting, regulatory (including expenses incurred in connection with certain filings and registrations (in the United States and externally)), compliance, administrator, consulting (including expert network and media consultants), valuation (including valuation consultants engaged by the Adviser), custodial, depositary, auditing (including fees charged by an independent auditor in connection with in-kind subscriptions or repurchases), costs associated with any regulatory audit, investigation, settlement or review of any entity of the Subsidiary, costs incurred with any action, suit or proceeding of any kind of nature, transfer agency, third-party director, administrator and shareholder onboarding and servicing, banking, database subscriptions (including, without limitation, subscriptions used for the purposes of researching, monitoring, valuing, or obtaining market data in respect of potential or existing portfolio investments), software licensing, web hosting, digital platform, data aggregation, marketing, translation, reporting and other external professional fees and expenses, but excluding, for the avoidance of doubt, the costs of the Adviser’s and its affiliates’ general compliance with law not related to the Subsidiary; (iii) out-of-pocket costs of developing, sourcing, evaluating, negotiating, structuring, obtaining regulatory approvals for, purchasing, trading, settling, monitoring, holding and disposing of potential investments, whether consummated or unconsummated and including expenses related to meetings or conferences hosted or attended by the Adviser, its affiliates or any of their respective employees to source investments, attendance at industry conferences and trade association memberships, and, in the case of unconsummated investments, break-up fees, and of making, monitoring, holding or selling investments (including, without limitation, expenses relating to risk assessment, due diligence or ongoing monitoring of potential and existing investments, including the environmental, social and governance risks related thereto), including expenses related to the organization or maintenance of any entity (including intermediate entities) used to acquire, hold or dispose of any investment or otherwise facilitate the Subsidiary’s investment activities, record-keeping expenses, travel, hotel accommodations, meals and entertainment expenses (“Travel Expenses”), consulting fees and expenses and any finders, placement, brokerage or other similar fees and expenses; (iv) expenses associated with the preparation of the Subsidiary’s financial statements and tax returns, the representation of the Subsidiary or the Shareholders in tax matters and preparation of tax forms and the Subsidiary’s information reporting regime compliance, and the preparation of tax reports for shareholders in different jurisdictions; (v) out-of-pocket costs and expenses, including without limitation, Travel Expenses, of meeting with shareholders and reporting to the shareholders, including expenses incurred in connection with the Subsidiary’s shareholder meetings (including Travel Expenses of the representatives of shareholders, employees of the Adviser or its affiliates, speakers and vendors), and annual software licensing fees and other fees related to investor onboarding and reporting as well as publication costs (including without limitation on a website or database, for regulatory, commercial or other purposes); (vi) except as otherwise provided herein, any taxes, fees or other governmental charges levied against the Subsidiary or its income or assets or in connection with its business or operations, including without limitation any value added taxes; (vii) costs and expenses of the Board, including the operation of the board of any intermediary/holding vehicle, Travel Expenses for members of the Board and employees of the Adviser or its affiliates incurred in connection with meetings of the Board, meetings with shareholders or meetings related to the Subsidiary; (viii) the Management Fee (as defined in the Investment Management Agreement between the Main Fund and the Adviser, as amended and restated from time to time (the “Main Fund Investment Management Agreement”)), the Incentive Fee (as defined in the Main Fund Investment Management Agreement) (and, to the extent applicable, distribution and servicing fees and ongoing platform fees paid to placement agents and other financial intermediaries); (ix) interest on, and fees and expenses related to or arising from, any incurrence of indebtedness, including without limitation in respect of any credit facility, guarantees of indebtedness, or hedging activities of the Subsidiary (whether or not such facility or hedging arrangement is implemented); (x) premiums or fees for trustees’ and officers’ liability insurance and other insurance protecting the Subsidiary or any indemnified party from liabilities in connection with the affairs of the Subsidiary; (xi) amounts charged to the Subsidiary for certain non-advisory, reporting, oversight, legal, compliance, tax, valuation, accounting, clerical and general administrative services provided by employees of the Adviser or its affiliates, including by persons who are officers of the Main Fund or the Subsidiary (which costs may include an allocation of overhead including rent and the allocable portion of the salaries and benefits of the relevant persons and their respective staffs, including travel expenses) (“Insourced Services”); (xii) expenses incurred in connection with transfers of Shares; (xiii) interest costs related to borrowing, any related facility fees, commitment expenses and any other costs related to the borrowing; (xiv) all other costs and expenses of the Subsidiary, the Adviser or its affiliates in connection with the Subsidiary’s organization and/or operations other than Adviser expenses, such as costs of litigation or other matters that are the subject of indemnification and costs of winding-up and liquidating the Subsidiary; (xv) any non-recurring or extraordinary expenses as may arise, including, without limitation, those relating to actions, suits or proceedings to which the Subsidiary is a party and any indemnification expenses as provided for in the Subsidiary’s Governing Document; and (xvi) where appropriate and relevant, all ongoing costs and expenses, as detailed under (ii) to (xv) above, as incurred in connection with, or by, any other vehicles through which the Subsidiary makes or holds investments, as well as the respective general partners or equivalent (if not a partnership) of such entities.

The Adviser and its affiliates will be entitled to reimbursement by the Subsidiary of the Adviser’s and its affiliates’ cost of providing the Subsidiary with Insourced Services. For the avoidance of doubt, it also is understood and agreed that if persons associated with the Adviser or any of its affiliates, including persons who are officers of the Subsidiary, provide Insourced Services to a Subsidiary at the request of the Subsidiary, the Subsidiary may reimburse the Adviser and its affiliates for their costs in providing such Insourced Services to the Subsidiary. Nothing contained herein shall be construed to restrict a Subsidiary’s right to hire its own employees or to contract for services to be performed by third parties. To the extent that the Adviser or its affiliates (i) pays or otherwise bears the costs of any Subsidiary expenses or (ii) advances amounts to the Subsidiary on a temporary basis, the Subsidiary shall reimburse the Adviser or such affiliate for the same.

6. No member of the Board, officer or employee of a Subsidiary shall receive from such Subsidiary any salary or other compensation as such member of the Board, officer or employee while he is at the same time a director, officer, or employee of the Adviser or any affiliated company of the Adviser, except as the Board may decide. This paragraph shall not apply to Board members, executive committee members, consultants and other persons who are not regular members of the Adviser’s or any affiliated company’s staff.

7. The Adviser is not entitled to any additional compensation for the services provided by it to any Subsidiary under this Agreement. For the avoidance of doubt, the assets of the Main Fund on which the Management Fee and Incentive Fee the Adviser receives under the Main Fund Investment Management Agreement, shall include the assets of the Main Fund attributable to its interest in such Subsidiary.

8. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for a Subsidiary, provided that nothing in this Agreement shall protect the Adviser against any liability to a Subsidiary to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 8, the term “Adviser” shall include any affiliates of the Adviser performing services for a Subsidiary contemplated hereby and the partners, shareholders, directors, officers and employees of the Adviser and such affiliates.

9. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser who may also be a Board member or an officer, or employee of a Subsidiary, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities or other assets consistent with the investment policies of a Subsidiary or one or more other accounts of the Adviser is considered at or about the same time, transactions in such securities or other assets will be allocated among the accounts in accordance with the Adviser’s allocation policy. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Adviser’s policies and procedures as presented to the Board from time to time.

10. On occasions when the Adviser deems the purchase or sale of a security or other financial instrument to be in the best interest of a Subsidiary, as well as other funds or accounts managed by the Adviser or its affiliates (“HV-advised funds”), the Adviser is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Subsidiary with similar orders being made on the same day for other HV-advised funds to the extent permitted by the 1940 Act. When an order is so aggregated, the Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected. The Adviser will endeavor to allocate investment opportunities in a manner that is fair and equitable over time, in accordance with its allocation policy and taking into account all relevant facts and circumstances as determined by the Adviser in its discretion. The Adviser and each Subsidiary recognize that in some cases this procedure may adversely affect the size of the position obtainable for each Subsidiary.

11. For the purposes of this Agreement, each Subsidiary’s “net assets” shall be determined as provided in the Main Fund’s then-current Prospectus and Statement of Additional Information and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

12. This Agreement will become effective with respect to each Subsidiary on the date set forth below the Subsidiary’s name on Schedule A, provided that it shall have been approved in accordance with the requirements of the 1940 Act (as modified by any applicable exemptive relief or as interpreted by the SEC or its staff) and, unless sooner terminated as provided herein, will continue in effect until the second anniversary of the date of effectiveness. Thereafter, if not terminated, this Agreement shall continue in effect with respect to each Subsidiary, so long as such continuance is specifically approved at least annually in the manner required by the 1940 Act (as modified by any applicable exemptive relief or as interpreted by the SEC or its staff), to the extent that would be required under the 1940 Act if Subsidiary was registered under the 1940 Act.

13. This Agreement is terminable with respect to any Subsidiary without penalty by the Board or by vote of a majority of the outstanding voting securities of such Subsidiary, in each case on not more than 60 days’ nor less than 30 days’ written notice to the Adviser, or by the Adviser upon not less than 60 days’ written notice to the such Subsidiary, and will be terminated upon the mutual written consent of the Adviser and such Subsidiary. This Agreement shall terminate automatically in the event of its assignment by the Adviser and shall not be assignable by any Subsidiary without the consent of the Adviser.

14. The Adviser agrees that for services rendered to any Subsidiary, or for any claim by it in connection with services rendered to such Subsidiary, it shall look only to assets of such Subsidiary for satisfaction. The undersigned officer of each Subsidiary has executed this Agreement not individually, but as an officer under each Subsidiary’s Governing Document and the obligations of this Agreement are not binding upon any of the Board members, or the officers or shareholders of the Subsidiary individually.

15. The parties agree that the name of the Adviser, the names of any affiliates of the Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Adviser and its affiliates. The Adviser hereby agrees to grant a license to each Subsidiary for use of its name in the name of each Subsidiary for the term of this Agreement and such license shall terminate upon termination of this Agreement. If the any Subsidiary makes any unauthorized use of the Adviser’s names, derivatives, logos, trademarks, or service marks or trade names, the parties acknowledge that the Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

16. The officers, agents and interest holders of the Subsidiary are or may be interested in the Adviser (or any successor thereof) as members, managers, officers, or interest holders, or otherwise; members, managers, officers, agents, and interest holders of the Adviser are or may be interested in a Subsidiary as officers, interest holders or otherwise; and the Adviser (or any successor) is or may be interested in a Subsidiary as an interest holder or otherwise. In addition, brokerage transactions for each Subsidiary may be effected through affiliates of the Adviser if approved by the Main Fund’s Board, subject to the rules and regulations of the SEC.

17. (a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to each Subsidiary, the Adviser and any partner, director, officer or employee of the Adviser, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, will not be liable for any error of judgment, mistake of law or for any act or omission by the person in connection with the performance of services to each Subsidiary, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby.

(b) Each Subsidiary shall indemnify, to the fullest extent permitted by law, the Adviser, or any partners, directors, officers or employees of the Adviser and their respective affiliates, executors, heirs, assigns, successors or other legal representatives, against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Subsidiary, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties to the Subsidiary. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.

(c) The Adviser shall indemnify, to the fullest extent permitted by law, each Subsidiary and all controlling persons of the Subsidiary (as described in Section 15 of the Securities Act of 1933, as amended), against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Adviser, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Adviser. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.

18. The services of the Adviser to each Subsidiary are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to each Subsidiary are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent a Subsidiary in any way or otherwise be deemed an agent of a Subsidiary.

19. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement shall be effective until approved in the manner required by the 1940 Act.

20. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. No provision of this Agreement is intended to conflict with any applicable law. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

21. This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the parties and their respective successors and permitted assigns.

22. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York without regard to conflicts of laws principles. Any legal suit, action or proceeding related to, arising out of or concerning this Agreement shall be brought only in the U.S. District Court for the Southern District of New York, or if such action may not be brought in that court, then such action shall be brought in the Supreme Court of the State of New York sitting in New York County (including its appellate division) (the “Designated Courts”). Each party (a) consents to jurisdiction in the Designated Courts; (b) waives any objection to venue in either Designated Court; and (c) waives any objection that either Designated Court is an inconvenient forum. For any action commenced in the Supreme Court of the State of New York, application shall be submitted to the Commercial Division.

23. Subject to the proviso of the first sentence of Section 8 of this Agreement, the Adviser shall not be liable for any losses caused directly or indirectly by circumstances beyond the Adviser’s reasonable control, including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, riots, terrorism, war, or such other event of similar nature, labor difficulties, non-performance by a third party not hired or otherwise selected by the Adviser to provide services in connection with this Agreement, natural disaster, casualty, elements of nature, fires, earthquakes, floods, or other catastrophes, acts of God, mechanical breakdowns, or malfunctions, failure or disruption of utilities, communications, computer or information technology (including, without limitation, hardware or software), internet, firewalls, encryptions systems, security devices, or power supply.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

EACH SUBSIDIARY AS SET FORTH ON SCHEDULE A HERETO

By:	HarbourVest Private Investments Fund, as managing member, general partner or manager, as applicable

By:
Name:	[ ]
Title:	[ ]

HARBOURVEST REGISTERED ADVISERS L.P.

By:
Name:	[ ]
Title:	[ ]

[Signature Page - Investment Management Agreement between HarbourVest Registered Advisers L.P. and HarbourVest Private Investments Fund Subsidiaries]

Schedule A

Name of Subsidiary	Place of Jurisdiction	Date Added:
HarbourVest HPIF Parent LLC	Delaware	[ ], 2025
HarbourVest HPIF Intermediate LLC	Delaware	[ ], 2025
HarbourVest HPIF Investment LLC	Delaware	[ ], 2025
HarbourVest HPIF Delaware Blocker A LLC	Delaware	[ ], 2025
HarbourVest HPIF Holdings LLC	Delaware	[ ], 2025